Exhibit 10.1

SEVERANCE BENEFIT AGREEMENT
THIS SEVERANCE BENEFIT AGREEMENT (this “Agreement”) is made and entered into effective as of _________ (the “Effective Date”), by and between Exterran Corporation, a Delaware corporation (the “Company”) and ____________ (the “Executive”).
WITNESSETH:
WHEREAS, the Executive is employed as [TITLE] of the Company;
WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and its affiliates in certain circumstances; and
WHEREAS, (i) concurrently with the execution of this Agreement, the Company and the Executive have entered into a Change of Control Agreement (the “Change of Control Agreement”), and (ii) if there is a Qualifying Termination of Employment under the Change of Control Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term. Subject to the provisions for earlier termination hereinafter provided, this Agreement shall begin on the Effective Date and continue in effect for a term of one (1) year (the “Initial Term”), and will automatically renew for successive one (l)-year terms (each, a “Renewal Term”) unless either party gives at least 365 days’ prior written notice to the other of its intent to terminate this Agreement (a “Non-Renewal”). The Initial Term and any Renewal Terms are collectively referred to in this Agreement as the “Term” and, in the event of the Executive’s Qualifying Termination of Employment for Good Reason, the Term shall include any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason. This Agreement shall automatically terminate as of the last day of the applicable Term upon a Non-Renewal by the Company or the Executive or, if earlier, as of the date of the Executive’s termination of employment with the Company and all of its affiliates. Termination of this Agreement shall not alter or impair any rights of the Executive arising under this Agreement on or prior to such termination.
2.    Qualifying Termination of Employment. If the Executive incurs a Qualifying Termination of Employment during the Term, the Executive shall be entitled to the benefits provided in Section 3(b) hereof, subject to the terms and conditions of this Agreement; provided, that if the

Executive’s termination of employment constitutes a “Qualifying Termination of Employment” for purposes of the Change of Control Agreement, then the terms and conditions of the Change of Control Agreement shall control and the Executive’s termination shall not constitute a Qualifying Termination of Employment for purposes of this Agreement. If the Executive’s employment terminates during the Term for any reason other than for a Qualifying Termination of Employment, then the Executive shall not be entitled to any benefits under Section 3(b) of this Agreement.
For purposes of this Agreement:
(a)    A “Qualifying Termination of Employment” shall mean a termination of the Executive’s employment with the Company (and all of its affiliates) during the Term either (i) by the Company other than for Cause or (ii) by the Executive for Good Reason. The Executive’s death or Disability (as defined below) during the Term shall not constitute a Qualifying Termination of Employment.
(b)    “Cause” shall mean the Company’s termination of the Executive’s employment due to one of the following reasons:

(i)
the commission by the Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate);

(ii)	a conviction of the Executive for (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude;

(iii)	willful failure of the Executive to follow the written directions the Board of Directors of the Company (the “Board”);

(iv)
willful failure of the Executive to render services to the Company or an affiliate in accordance with the Executive’s employment arrangement, which failure amounts to a material neglect of the Executive’s duties to the Company or an affiliate;

(v)	material violation of the Company’s Code of Conduct; or

(vi)
the Executive’s use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably be expected to have a detrimental effect on the Executive’s performance, the Executive’s duties to the Company, or the reputation of the Company or any affiliate thereof.

(c)    “Disability” shall mean Executive becoming entitled to long-term disability benefits under the Company’s long-term disability plan.

(d)    “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)	a material diminution in the Executive’s duties or responsibilities;

(ii)	a material reduction in the Executive’s then current base salary;

(iii)	a material reduction in the Executive’s then current annual target short-term incentive as a percentage of base salary;

(iv)
a material reduction in the Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable executives of the Company generally;

(v)
Executive’s being required to be based at any of other office or location of employment more than fifty (50) miles from the Executives primary office or location of employment as of the Effective Date; or

(vi)	willful failure by the Company to pay any compensation to the Executive when due;
provided, however, that, Good Reason shall not exist with respect to such an event unless the Executive provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within ninety (90) days of the date of first occurrence of such event. If the Executive fails to provide such notice of termination timely, the Executive shall be deemed to have waived all rights the Executive may have under this Agreement with respect to such event. The Company shall have thirty (30) days from the date of receiving such notice of termination to cure the event. If the Company timely cures the event, such notice of termination shall be deemed rescinded. If the Company fails to cure the event timely, the Executive’s employment shall terminate for Good Reason at the end of such thirty (30)-day cure period.
3.    Severance and Other Entitlements.
(a)    Accrued Obligations. Upon a termination of the Executive’s employment with the Company during the Term for any reason, the Company shall pay to the Executive, not later than the sixtieth (60th) day following the Separation Date (as defined below) (or such earlier date as may be required by applicable law), an amount equal to the sum of (i) his or her base salary earned but unpaid through the Separation Date, (ii) his or her earned but unused vacation through the Separation Date and (iii) any unreimbursed business expenses through the Separation Date. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans. In addition to the foregoing, if the Executive incurs a Qualifying Termination of

Employment during the Term, the Executive shall be entitled to the benefits provided in Section 3(b) hereof. If the Executive’s employment terminates during the Term for any reason other than due to a Qualifying Termination of Employment, then Executive shall not be entitled to any benefits under Section 3(b) of this Agreement.
(b)    Qualifying Termination of Employment. Subject to Sections 3(c) and 19 below, if the Executive incurs a Qualifying Termination of Employment during the Term, then upon the Executive’s “separation from service” with the Company (within the meaning of Section 409A (as defined below)) (the date of any such separation from service, the “Separation Date”), the Executive will be entitled to receive the following payments and benefits:

(i)
Severance Payment. The Company shall pay the Executive a lump-sum amount equal to the Severance Payment on the sixtieth (60th) day after the Separation Date. The “Severance Payment” shall be an amount equal to the sum of:

a.the sum of (A) the Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Separation Date, plus (B) the amount of the Executive’s target short-term annual incentive award opportunity calculated as a percentage of the Executive’s annual base salary for the year in which the Separation Date occurs (the “Target Short-Term Incentive”) (not prorated); plus
b.the Executive’s Target Short-Term Incentive for the year in which the Separation Date occurs, prorated to the Separation Date; plus
c.any earned but unpaid short-term annual incentive award (“Short-Term Incentive”) (if any) approved for the Executive for the Company’s fiscal year ending prior to the Separation Date (provide, however, if the prior year’s Short-Term Incentive has not yet been calculated as of the sixtieth (60th) day following the Separation Date, such amount shall be payable when calculated and paid to others under the same award plan, but in no event later than March 15th of the year following the year in which the Separation Date occurs); plus
d.an amount equal to eighteen (18) months of (A) the Executive’s premium payments for continuation coverage pursuant to Section 4980B of the Code for the Executive and the Executive’s eligible dependents following the Separation Date minus (B) the cost to the Executive of premium payments for healthcare coverage for the Executive and the Executive’s eligible dependents during the Executive’s employment with the Company (calculated based on the Executive’s elections as in effect on the Separation Date).

(ii)	Incentive Awards.

a.With respect to the Executive’s outstanding time-vested equity and equity-based incentive awards and all cash-based incentive awards (not otherwise covered in Section 3(b)(i) above) (the “Time-Vested Awards”), the Executive shall become vested in a pro rata portion of each unvested tranche of each Time-Vested Award determined by multiplying the number of awards (or the cash value of a cash-based incentive award, as applicable) subject to such unvested tranche of a Time-Vested Award by a fraction, the numerator of which is the number of days the Executive was employed during the vesting period applicable to such unvested tranche, and the denominator is the total number of days in such vesting period. Except as otherwise provided below in this Section 3(b)(ii), vested Time-Vested Awards will be paid or delivered in accordance with the terms of the applicable award agreements, including any discretion of the Company to issue shares in book entry form or cash.
b.With respect to the Executive’s performance units or performance shares and all cash-based performance awards, if any (the “Performance Awards”), the Executive shall earn and become vested in a pro rata portion of each Performance Award determined by multiplying the “target award” for each Performance Award by a fraction, the numerator of which is the number of days the Executive was employed during the applicable performance period, and the denominator is the total number of days in such performance period; provided, however, that if, at the Executive’s Separation Date, actual performance results applicable to a Performance Award have been determined, then actual performance results will be substituted for the “target award” in determining the portion of the Performance Award that becomes earned and vested. Earned and vested Performance Awards shall, to the extent applicable, be determined using the closing price of the Company’s common stock on the Executive’s Separation Date and shall be paid to the Executive on the sixtieth (60th) day after the Separation Date in accordance with the terms of the applicable award agreements, including any discretion of the Company to issue shares in book entry form or cash.
c.Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or an affiliate thereof) and the Executive to the contrary, the accelerated vesting of all awards held by the Executive as of the Separation Date shall be governed by this Section 3(b)(ii).
(c)    Release. Notwithstanding anything in this Agreement to the contrary, as a condition of receiving the payment and benefits described in Section 3(b) hereof, the Executive agrees to execute, deliver and not revoke in accordance with the terms of the Release, the Waiver and Release attached hereto as Exhibit A (the “Release”), such Release to be delivered, and to have become fully irrevocable, on or before the end of the sixty (60) day period following the Executive’s date of Qualifying Termination of Employment. If the Release has not been executed and delivered and become irrevocable on or before the end of such sixty (60) day period, no payments or benefits described in Section 3(b) hereof shall be payable.
(d)    Acknowledgement. The parties acknowledge and agree that the Severance Payment is not eligible compensation for purposes of the Company’s (or any of its affiliate’s) 401(k) plan (and thus is not eligible for a matching contribution thereunder).
(e)    Severance Offset. Except as otherwise expressly provided in a written agreement between Executive and the Company, any cash severance payments payable under Section 3(a) shall be offset or reduced by the amount of any cash severance amounts payable to Executive under any other agreement the Company or any of its affiliates may have entered into with Executive or any severance plan or program maintained by the Company or any of its affiliates for employees generally.
(f)    Statutory Severance, Notwithstanding anything herein to the contrary, if (i) the Executive is entitled to receive severance or similar benefits under the laws of a country that is not the United States (“Statutory Severance”) and (ii) the Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the payments and benefits provided in Section 3(b) hereof, then such Executive will be entitled to receive either an amount equal to (i) the Statutory Severance or (ii) the payments and benefits described in Section 3(b), whichever is greater.
4.    Executive Restrictions and Obligations.
(a)    Consideration. The Company and the Executive agree that the principal consideration for the Company’s agreement to make the payments provided in this Agreement to the Executive is the Executive’s compliance with the undertakings set forth in this Section 4. Except as otherwise stated in Section 22 herein, in the event of any conflict between Section 4 of this Agreement and any other written agreement between the Company and the Executive, the terms of this Section 4 control with respect to the Executive’s post-employment obligations set forth herein.
(b)    Confidentiality. The Executive acknowledges that the Company will provide the Executive with Confidential Information (as defined below) and has previously provided the Executive with Confidential Information. In return for consideration provided under this Agreement, the Executive agrees that the Executive will not, while employed by the Company or any affiliate or thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of the Executive’s duties with the Company or as may otherwise be required by law or legal process (in which case the Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following the Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Notwithstanding the foregoing, nothing contained herein shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, as provided in Section 21 hereof. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge which is part of the Property or that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.
(c)    Non-Solicitation. For the one (l)-year period following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly (i) employ or seek to employ any person who is as of the date of the Executive’s termination of employment, or was at any time within the six (6)-month period preceding the date of the Executive’s termination of employment, an officer, executive, general manager or director or equivalent, or more senior-level employee of the Company or any of its affiliates. Furthermore, during the same one-year period following the Executive’s termination of employment, the Executive shall not otherwise solicit, encourage, cause or induce any such employee of the Company or any of its affiliates to terminate such employee’s employment with the Company or any of its affiliates for employment by another person or entity (including, for this purpose, contracting with any person who was an independent contractor (excluding consultant) of the Company or any of its affiliates on the date of the Executive’s termination of employment or during the six (6)-month period preceding the Executive’s termination of employment with the Company) or (ii) take any action that would interfere with the relationship of the Company or any of its affiliates with their suppliers or customers without, in either case, the prior written consent of the Board, or engage in any other action or business that could have a material adverse effect on the Company.
(d)    Non-Competition. During the term of the Executive’s employment with the Company, or any of its affiliates thereof, and for a one (l)-year period following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly:

(i)
engage in any managerial, administrative, advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or

(ii)
organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.

(iii)	For purposes of this Section 4(d):
(A)    “Restricted Area” shall mean any state in the United States, or any country in which the Company or any of its affiliates engage in any Restricted Business at any time during the term of the Executive’s employment with the Company; and
(B)    “Restricted Business” shall mean any business in which the Company or any of its affiliates may be engaged as of the date on which the Executive’s employment terminates. To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or affiliate of such entity that is engaged in any Restricted Business.
Nothing contained in this Section 4 shall prohibit or otherwise restrict the Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and the Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than three percent (3%) of any class of equity securities of such entity or (ii) such entity is not a public entity and the Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than one percent (1%) of any class of equity securities of such entity.
(e)    Nondisparagement. The Executive, acting alone or in concert with others, agrees that from and after the Separation Date, the Executive will not publicly criticize or disparage the Company or its affiliates, or privately criticize or disparage the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof.
(f)    Injunctive Relief. The Executive acknowledges that monetary damages for any breach of Sections 4(b), (c), (d) or (e) above will not be an adequate remedy and that irreparable injury will result to the Company, its business and property, in the event of such a breach. For that reason, the Executive agrees that in the event of a breach of Sections 4(b), (c), (d) or (e) above, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin the Executive from violating such provisions.
(g)    Reformation. The Executive and Company agree that it was both parties’ intention to enter into a valid and enforceable agreement. The Executive agrees that if any covenant contained in this Section 4 is found by a court of competent jurisdiction or an arbitrator to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, then the court or arbitrator shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company.
5.    Return of Property. On or immediately following the Separation Date, the Executive shall promptly return all Property (as hereinafter defined) which had been entrusted or made available to the Executive by the Company; provided that if such Property is in electronic form on the Executive’s personal computers the Executive shall be deemed to comply with this Section 5 if the Executive after obtaining Company’s consent deletes such Property from the Executive’s personal computers. The term “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by the Executive during the Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by the Executive individually or with others during the Executive’s employment which relate to the Company’s business, products or services.
6.    Post-Separation Date Assistance. Following the Separation Date, the Executive agrees that the Executive will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which the Executive may have relevant information, and shall make himself or herself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to the Executive’s other business and personal commitments. Such assistance shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in complying with this Section 6 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.
7.    Assignment; Binding Agreement. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company without the Executive’s prior written consent except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets. The Executive may not assign this Agreement or any of the Executive’s rights and obligations under this Agreement without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Company and the Executive and their respective successors and assigns.

8.    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by (a) the Executive Chairman of the Board, (b) the Lead Independent Director or (c) an officer of the Company authorized by the Executive Chairman of the Board or the Lead Independent Director. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.    Arbitration. Subject to Section 4(f) and 18 hereof, any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be exclusively settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. The arbitration shall take place in Houston, Texas in the English language. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. All fees and expenses of the arbitration, including a transcript if requested but not including the legal costs and fees incurred by any party to such arbitration, will be borne by the parties equally. Each party shall be responsible for its own legal costs and fees.
10.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

Exterran Corporation
11000 Equity Drive
Houston, Texas 77041
Attn: General Counsel
legalreview@exterran.com
To the Executive:

At the Executive’s residence address as

maintained by the Company in the regular
course of business for payroll purposes.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by registered or certified mail, on the fifth (5th) business day after the day on which such notice is mailed.
11.    No Effect On Employment. This Agreement is not an employment or service contract, and nothing contained in this Agreement shall be deemed to create in any way whatsoever any obligation on the Executive’s part to continue in employment with the Company or any of its affiliates, or of the Company or any of its affiliates to continue the Executive’s employment with the Company. Nothing in this Agreement modifies the nature of the employment relationship between the Company and its affiliates and the Executive which continues to be an “at-will” relationship.
12.    Tax Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required to be withheld pursuant to any law or regulation.
13.    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.
15.    Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
16.    Corporate Approval. This Agreement has been approved by the Board, and has been duly executed and delivered by the Executive and on behalf of the Company by its duly authorized representative.
17.    Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.
18.    Venue. Any suit, action or other legal proceeding for specific performance or injunctive relief arising under Section 4(f) of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
19.    Section 409A.
(a)    Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), and, to the extent applicable, the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company may unilaterally adopt such amendments to this Agreement and/or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 19 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
(b)    The Executive shall have no right to specify the calendar year during which any payment hereunder shall be made. All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (B) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
(c)    Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3(b) hereof, shall be paid to the Executive during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii)

the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period (without interest).
20.    Clawback and Recoupment. All compensation and benefits payable to the Executive by the Company and/or its affiliates (including any such amounts payable under this Agreement) will be subject to any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time, including, without limitation, the Incentive-Based Compensation Recoupment Policy adopted by the Company’s Board of Directors effective January 1, 2019.
21.    Protected Rights; Defend Trade Secrets Act. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. The Executive understands that this Agreement does not limit his or her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Executive understands that under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
22.    Entire Agreement. This Agreement constitutes the entire agreement of the Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds, and replaces in full any prior and contemporaneous promises, representations, understandings, arrangements and agreements between the parties relating to the subject matter hereof, whether written or oral. However, the Change of Control Agreement shall remain in full force and effect, subject to the termination provisions contained therein, through the Separation Date (and if there is a Qualifying Termination of Employment under the Change of Control Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement (and this

Agreement shall be of no further force and effect)). Nothing in this Agreement shall effect the Executive’s rights under such compensation and benefit plans and programs of the Company in which the Executive may participate, except as may be explicitly provided in this Agreement.
23.    Payment Date. If any payment hereunder falls upon a date in which the banks in Houston, Texas are closed, then such payment shall be due on the next available date in which banks are open for business in Houston, Texas.
[Execution Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which taken together shall constitute one agreement, effective as of the Effective Date.

Exterran Corporation

By:
Name:
Title:

Executive

By:
Name:
Title:

Attachment A
WAIVER AND RELEASE

In exchange for the consideration offered under the Severance Benefit Agreement between me and Exterran Corporation (the “Company”), dated as of [ ](the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, and any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.
1.    I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have at least twenty-one (21) calendar days from date of receipt of this document to consider whether to sign and return this Waiver and Release to the Company by hand delivery or by registered or certified mail, addressed to the address for the Company specified in the Agreement. If I sign this release prior to the expiration of the twenty-one (21) day period, I waive the remainder of that period. I waive the restarting of the twenty-one (21) day period in the event of any modification of this Waiver and Release, whether or not material.
In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Worker Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle-blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and

Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.
This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Also excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), any local, state or federal law enforcement or regulatory agency, any legislative or regulatory committee or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf, with the exception of any right to receive an award for information provided to the SEC.
Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any Company insurance policy, the Indemnification Agreement between me and the Company dated as of [_________ ], any statute, the certificate of incorporation or bylaws of the Company or under any other written agreement between me and the Company; (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans (for the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, any employee stock purchase plan and the Company’s 401(k) plan); and (c) all rights and remedies arising under this Waiver and Release and the Agreement.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

2.    I understand that for a period of seven (7) calendar days starting on the date immediately following the date I sign this Waiver and Release (the “Waiver Revocation Period”),

I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail or certified, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.
I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.
I represent and warrant in executing this Waiver and Release, that I have returned all Company property in my possession or deleted such information if in electronic form.
THE COMPANY HEREBY ADVISES [ ] TO CONSULT WITH AN ATTORNEY OF [HIS/HER] CHOICE REGARDING [HIS/HER] WAIVER OF ADEA CLAIMS BEFORE EXECUTING THIS AGREEMENT.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED

this day of _______, 20__:

Name:
Title:

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